EXHIBIT 99.1

For Immediate Release: October 18, 2013
Occidental Petroleum Announces Initial Phase of Strategic Review

LOS ANGELES – October 18, 2013 – Occidental Petroleum Corporation (NYSE: OXY) today announced the initial actions resulting from the Company’s strategic review to streamline and focus operations in order to better execute the Company’s long-term strategy and enhance value for shareholders.
The Board of Directors has authorized the following:
—	Pursue the sale of a minority interest in the Middle East/North Africa operations in a financially efficient manner. (See Attachment A.)
—	Pursue strategic alternatives for select Midcontinent assets, including oil and gas interests in the Williston Basin, Hugoton Field, Piceance Basin and other Rocky Mountain assets. (See Attachment B.)
—
Sale of a portion of the Company’s 35-percent investment in the General Partner of Plains All-American Pipeline, L.P., resulting in pre-tax proceeds of $1.3 billion. Occidental’s remaining interest in Plains All-American Pipeline, based on the IPO price, is worth approximately $3.4 billion.

“These are the first formal steps in our effort to streamline the business, concentrate in areas where we have depth and scale and improve overall profitability. Our goal is to become a somewhat smaller company with more manageable exposure to political risk,” said Stephen I. Chazen, President and Chief Executive Officer. “We will continue to consider additional strategic alternatives for the Company to maximize total returns to our shareholders.”
These actions will generate a significant amount of proceeds. Together with the excess cash on the Company’s balance sheet, these funds will largely be used to reduce Occidental’s capitalization. The Company expects to complete the strategic review in the coming months and will disclose material developments as they occur.
About Oxy
Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is one of the largest U.S. oil and gas companies, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Oxy is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

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Forward-Looking Statements
Portions of this press release contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects.  Factors that could cause results to differ materially include, but are not limited to: not successfully completing, or any material delay of, dispositions, field developments, capital expenditures; general economic slowdowns domestically or internationally; global commodity pricing fluctuations; supply and demand considerations for Occidental's specific products; higher-than-expected costs; political conditions and events; lower-than-expected production from development projects; exploration risks; litigation; disruption or interruption of production; or changes in law or regulations.  Words such as “estimate,” “project,” “predict,” “will,” “would,” “should,” “could,” “may,” “might,” “anticipate,” “plan,” “intend,” “believe,” “expect,” “aim,” “goal,” “target,” “objective,” “likely” or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise.  Material risks that may affect Occidental's results of operations and financial position appear in Part I, Item 1A “Risk Factors” of the 2012 Form 10-K.   Occidental posts or provides links to important information on its website at www.oxy.com
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Interested parties may contact:
Todd Stevens
Vice President, Corporate Development
todd_stevens@oxy.com
310-443-6141

Media Inquiries:
Melissa E. Schoeb
melissa_schoeb@oxy.com
310-443-6504

Investor Inquiries:
Chris Stavros
chris_stavros@oxy.com
212-603-8184

On the web: www.oxy.com

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Attachment A: Middle East / North Africa Business

Occidental holds multiple world-class assets in the Middle East / North Africa, where it has partnerships with several of the world’s largest resource holders. These interests include:
•	2012 Proved Reserves: 929 Mmboe
•	Net Production: 263 Mboepd, first six months of 2013
•	Capital Expenditures: >$3 billion, 2013 estimated
United Arab Emirates / Dolphin:
•	Interest in the Al Hosn Gas Project to develop the Shah Field
•	Upstream & midstream interests in the Dolphin Project

Oman:
•	Interests in Blocks 9, 27, 53 and 62

Qatar:
•	Interests in ISND, ISSD and Al Rayyan

Other Middle East / North Africa:
•	Interests in the Awali Field in Bahrain, numerous blocks in the Sirte Basin in Libya, the Zubair Field in Iraq and several blocks in Yemen

Middle East / North Africa

Net Production		Proved Reserves	Cash Flow Before Capital, After Foreign Tax	Capital Expenditures
2012	6 Mo. 2013	As of 12/31/12	6 Mo. 2013	6 Mo. 2013
(Mboepd)	(Mboepd)	(Mmboe)	($Billions)	($Billions)
270	263	929	1.7	1.6

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Attachment B: Select Midcontinent Assets

Occidental is pursuing strategic alternatives for select Midcontinent assets, including the trade and/or sale of its oil and gas interests in the Williston Basin, Hugoton Field, Piceance Basin and other Rocky Mountain assets. These interests include:

•	Over 4.5 million gross acres
•	2012 Proved Reserves: 211 Mmboe, expected to increase in 2013
•	Net Production: 66 Mboepd, first six months of 2013
•	2,000+ potential drilling locations
Williston Basin:
•	Exposure to over 500,000 gross acres in the prolific Bakken resource play
•	Pronghorn and Three Forks upside potential
•	Potential for oil-driven rate and reserve growth

Hugoton Field:
•	Low-cost, long-lived legacy assets in one of the largest natural gas fields in the United States
•	Sizable acreage position with an extensive drilling inventory of both infill and deep upside potential locations

Rockies / Piceance:
•	Legacy gas assets with Niobrara potential and underlying mineral ownership in key areas

	Acreage	Net Production		Proved Reserves	Capital Expenditures	Adjusted EBITDA
	Net Acres	2012	6 Mo. 2013	As of 12/31/12	6 Mo. 2013	6 Mo. 2013
Business Unit	(Thousands)	(Mboepd)	(Mboepd)	(Mmboe)	($Millions)	($Millions)
Williston	333	14	17	87	252	180
Hugoton	1,429	19	19	68	32	95
Rockies/Piceance	744	36	30	56	23	25
Subtotal	2,506	68	66	211	307	300

Business Unit results include existing transportation and gathering commitments, but exclude exploration expenditures.

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Occidental Petroleum Corporation
Select Midcontinent Assets
Adjusted Earnings Before Interest, Taxes and DD&A (Adjusted EBITDA)
For the Six Months Ended June 30, 2013
Reconciliation to Generally Accepted Accounting Principles (GAAP)
($ Millions)

			Rockies /
	Williston	Hugoton	Piceance	Total
Adjusted Business Unit Net Income	39	51	(37)	53	(a)
Interest	(3)	-	(1)	(4)
Taxes	11	14	(22)	3
Earnings Before Interest and Taxes	47	65	(60)	52
Depreciation, Depletion and Amortization	133	30	85	248
EBITDA	180	95	25	300

(a) Excludes exploration expense and overhead allocations of $46

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